Exhibit 4.1

Execution Version

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) dated as of August 12, 2026, among VERTICAL AEROSPACE LTD., a Cayman Islands exempted company (the “Company”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”), and Vertical Aerospace Group Ltd (a company incorporated under the laws of England and Wales with company number 12590994), a subsidiary of the Company (the “Subsidiary Guarantor”), under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee and collateral agent have heretofore executed and delivered an indenture (the “Base Indenture”) dated as of December 16, 2021, providing for the issuance by the Company of an original aggregate principal amount of $200,000,000 7.00% / 9.00% Convertible Senior Secured PIK Toggle Notes due 2026 (the “Initial Notes”);

WHEREAS, on December 23, 2024, the Company, the Trustee and Collateral Agent executed and delivered a first supplemental indenture to the Base Indenture (the “First Supplemental Indenture”), amending certain terms of the Base Indenture among other things, to: (i) increase the interest rate applicable to the Initial Notes to 10.00% for cash interest and 12.00% for PIK interest; (ii) extend the maturity date of the Initial Notes to December 15, 2028; and (iii) provide for a fixed conversion price of $2.75 per ordinary share for approximately $130 million principal amount of the Initial Notes and a fixed conversion price of $3.50 per ordinary share for the remainder of the Initial Notes;

WHEREAS, on December 23, 2024 the Company, the Subsidiary Guarantor as guaranteeing subsidiary, the Trustee and Collateral Agent executed and delivered a second supplemental indenture to the Base Indenture (the “Second Supplemental Indenture”), pursuant to which the Subsidiary Guarantor became a guarantor of the Initial Notes under the Indenture;

WHEREAS, on April 20, 2026 the Company, the Subsidiary Guarantor as guaranteeing subsidiary, the Trustee and Collateral Agent executed and delivered a third supplemental indenture to the Base Indenture (the “Third Supplemental Indenture”; and the Base Indenture, as modified by the First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture, collectively the “Indenture”), amending certain terms of the Base Indenture among other things, to: (i) permit the Company to incur US$50,000,000 of additional notes and issue Series A Convertible Preferred Shares; (ii) add a clarification to Section 3.15(a) of the Base Indenture; (iii) extend the maturity date of the Notes to December 15, 2030; (iv) update the Redemption Multiplier premiums for the relevant Redemption Dates; and (v) update the Fundamental Change Redemption Multiplier premiums for the relevant Redemption Dates;

WHEREAS, on May 20, 2026, June 26, 2026 and July 27, 2026, the Company issued $3,417,940.00, $3,224,471.00 and $3,224,472.00, respectively, in aggregate principal amount of additional notes under the Indenture (together with the Initial Notes, the “Notes”);

WHEREAS, on the date hereof, the Company will issue an additional $22,571,302.00 in aggregate original principal amount of additional notes under the Indenture, which notes will have a nominal outstanding amount of $35,000,000.30 after application of the 1.55064162 pool factor;

WHEREAS, pursuant to Section 8.01 of the Base Indenture, the Company, the Trustee and the Collateral Agent may, subject to certain exceptions, amend or supplement the Indenture and the Notes, or waive any provision of the Indenture and the Notes without the consent of the Holders;

WHEREAS, pursuant to Section 8.02 of the Base Indenture, the Company, the Trustee and the Collateral Agent may, subject to certain exceptions, amend or supplement the Indenture and the Notes, or waive any provision of the Indenture and the Notes with the consent of each affected Holder;

WHEREAS, the Company has obtained the consent of (and the Trustee and the Collateral Agent have been directed by) the Holders of the entire aggregate principal amount of the outstanding Notes to amend the Indenture (including the execution of this Fourth Supplemental Indenture); and

WHEREAS, pursuant to Sections 8.01, 8.02 and 8.06 of the Base Indenture, the execution and delivery of this Fourth Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Fourth Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein, and have been duly taken by the Company.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.             Capitalized Terms. Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Amendments. Subject to Section 3 below:

(a)           The definition of “Authorized Denomination” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Authorized Denomination” means, with respect to a Note, a principal amount minimum denomination equal to US$1,000 or any integral multiple of US$1.00 in excess thereof, and after payment of PIK Interest, a principal amount minimum denomination equal to US$1.00 or any integral multiple of US$1.00 in excess thereof. For the purposes of the International Central Securities Depositories, the denomination of the Notes should be considered as US$1.00 and Euroclear Bank SA/NV and Clearstream Banking, société anonyme, are not required to monitor or enforce the minimum denomination/tradeable amount of, e.g., US$1,000.00.

(b)           Section 2.05 of the Base Indenture shall be deleted and replaced in its entirety as follows (notwithstanding anything to the contrary, to apply to all Notes existing on the date hereof or hereafter issued):

“Section 2.05. ACCRUAL OF INTEREST; DEFAULTED AMOUNTS; WHEN PAYMENT DATE IS NOT A BUSINESS DAY.

(A)          Accrual of Interest.

(i)            Each Note will accrue interest at a rate per annum equal to ten percent (10.00%) (or, until December 15, 2024, seven percent (7.00%)) with respect to interest paid in cash (“Cash Interest”) and twelve percent (12.00%) (or, until December 15, 2024, nine percent (9.00%)) with respect to PIK Interest (together with the Cash Interest as the interest rate selected by the Company for any Interest Period, the “Stated Interest”), plus Special Interest on the Notes, if any, that may accrue pursuant to Section 7.03 of the Indenture. Stated Interest on each Note will (i) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Stated Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Stated Interest; and (ii) be, subject to Sections 4.02(D), 4.03(E) and 5.02(D) of the Indenture (but without duplication of any payment of interest), payable semi-annually in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the Close of Business on the immediately preceding Regular Record Date. Stated Interest, and, if applicable, Special Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(ii)           The Company shall elect on each Interest Payment Date, by notice to the Trustee, whether interest for the immediately following Interest Period shall be Cash Interest or PIK Interest (and not a combination thereof); provided that if the Company does not timely elect the form of interest payment, then the Company will be deemed to have selected PIK Interest (and, for the avoidance of doubt, the failure to timely make such election will not constitute a Default or Event of Default).

(B)          Cash Interest.

(i)            All accrued and unpaid Cash Interest on the Notes for the relevant Interest Period shall be paid in cash on the related Interest Payment Date.

(ii)           The Company shall determine on each Interest Payment Date to pay Cash Interest or PIK Interest, and in the case of Cash Interest, to pay cash for the immediately following Interest Period; provided that if the Company does not timely elect the form of interest payment, then the Company will be deemed to have selected PIK Interest (and, for the avoidance of doubt, the failure to timely make such election will not constitute a Default or Event of Default).

(C)           PIK Interest.

(i)            Any PIK Interest on the Notes will be payable to Holders (x) with respect to the Notes represented by one or more Global Notes registered in the name of, or held by, the Common Depositary or its nominee on the relevant Regular Record Date, by increasing the nominal amount (value) of the outstanding Notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee and Common Depositary (for registered notes only) will, upon receipt of an Authentication Order from the Company, record such increase in nominal amount outstanding which will be reflected by marking up the current pool factor (nominal amount outstanding divided by principal amount outstanding) and (y) with respect to Notes represented by certificated Notes held outside of Euroclear and/or Clearstream, by increasing both the principal amount outstanding and nominal amount outstanding of such Notes on the books and records of the Registrar (or, in the Trustee’s sole discretion, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period) (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an Authentication Order and PIK Notes from the Company, increase the principal amount outstanding (the number of bonds issued) of the certificated notes on the books and records of the Registrar (or, in the Trustee’s sole discretion, authenticate and deliver such PIK Notes in certificated form for original issuance) to the Holders as of the relevant record date, as shown by the records of the Register.

(ii)           For the avoidance of doubt, for the purposes of calculating Cash Interest or PIK Interest and other payments in respect of the Notes (upon repayment, repurchase, redemption, conversion or otherwise), such calculation will be based on the nominal amount of Notes then outstanding and not the principal amount of Notes then outstanding, in accordance with Section 2.18 of the Indenture.

(iii)          Following an increase in the principal amount of the outstanding Notes (where Notes are held in certificated form) or nominal amount of the outstanding Notes (where Notes are held in global form) as a result of a PIK Payment, the Notes will bear interest on such increased principal amount or nominal amount (as the case may be) from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be distributed to Holders, will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date.

(iv)          If the Company pays a portion of the interest on the Notes in cash and a portion as PIK Interest, such cash and PIK Interest shall be paid to Holders pro rata in accordance with their interests.

(v)           Notwithstanding anything to the contrary in this Indenture or the Notes, the payment of accrued and unpaid interest in connection with any repurchase of the Notes as described in Article 4 of this Indenture and on the Maturity Date shall be made solely in cash.

(D)          Defaulted Amounts. If the Company fails to pay any amount (a “Defaulted Amount”) payable on a Note on or before the due date therefor as provided in this Indenture, then, regardless of whether such failure constitutes an Event of Default, (i) such Defaulted Amount will forthwith cease to be payable to the Holder of such Note otherwise entitled to such payment; (ii) to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to the rate per annum at which Stated Interest for the applicable Interest Period accrues plus 100 basis points, from, and including, such due date to, but excluding, the date of payment of such Defaulted Amount and Default Interest; (iii) such Defaulted Amount and Default Interest then due thereon will be paid on a payment date selected by the Company to the Holder of such Note as of the Close of Business on a special record date selected by the Company, provided that such special record date must be no more than fifteen (15), nor less than ten (10), calendar days before such payment date; and (iv) at least fifteen (15) calendar days before such special record date, the Company will send notice to the Trustee and the Holders that states such special record date, such payment date and the amount of such Defaulted Amount and Default Interest then due thereon to be paid on such payment date.

(E)           A merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(F)           In addition to Default Interest, (but without duplication thereof) upon the occurrence and during the continuance of an Event of Default other than a Reporting Event of Default, to the extent lawful, interest on the Notes will accrue at a rate per annum equal to the rate per annum at which Stated Interest for the applicable Interest Period accrues plus 200 basis points, from, and including, the date that such Event of Default occurred to, but excluding, the date that such Event of Default has been cured.

(G)           Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in this Indenture is not a Business Day, then, notwithstanding anything to the contrary in this Indenture or the Notes, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or obligated by law, regulation or executive order to close or be closed will be deemed not to be a “Business Day.”

(H)          On or prior to each Interest Payment Date, the Company shall deliver a written notice to the Holders, the Trustee, the Paying Agent and the Conversion Agent for the succeeding Interest Period. Such notice shall include:

(i)            whether the Company will pay Cash Interest or PIK Interest and a reasonably detailed calculation thereof; and

(ii)           any other information that may be reasonably requested by the Trustee or a Paying Agent in connection with the foregoing;

provided that if the Company does not timely elect the form of interest payment, then the Company will be deemed to have selected PIK Interest (and, for the avoidance of doubt, the failure to provide such notice will not constitute a Default or Event of Default).”

(c)           The definition of “Conversion Rate” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Conversion Rate” initially means 769.231 Ordinary Shares per US$1,000 principal amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Article 5; provided, further, that whenever this Indenture refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.

(d)           Section 3.04 of the Indenture shall be deleted and replaced in its entirety as follows:

On or prior to September 12, 2026, the Company will cause each Intra-Group Loan (as defined in the Supplemental Share Charge) outstanding as of such date to be evidenced by an Intra-Group Loan Agreement (as defined in the Supplemental Share Charge) and will cause to be delivered to the Collateral Agent original copies of all such duly executed agreements and all related customary allonges.

3.             Effectiveness and Operability.

(a)           The Company represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Section 8.02 of the Base Indenture) have been satisfied in all respects. Pursuant to Sections 8.02 and 8.06 of the Base Indenture, the Holders of all of the aggregate principal amount of the Notes outstanding have authorized and directed the Trustee and the Collateral Agent to consent to the amendments set forth in Section 2 hereof and to execute this Fourth Supplemental Indenture.

(b)           The Company, the Subsidiary Guarantor, the Trustee and the Collateral Agent are on this date executing this Fourth Supplemental Indenture.

(c)           The amendments set forth in Section 2 hereof shall become effective in respect of all of the Notes, and the terms of the Indenture and/or the Global Notes shall be deemed amended, supplemented, modified or deleted as provided for in Section 2 immediately upon the execution of this Fourth Supplemental Indenture by the parties hereto.

4.             Ratification of Indenture; Fourth Supplemental Indenture Forms Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.             Notes. With effect on and from the date hereof, each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this Fourth Supplemental Indenture.

6.             New York Law to Govern. THIS FOURTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.             Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Fourth Supplemental Indenture as to the other parties hereto will be deemed to be their original signatures for all purposes. The Company and the Subsidiary Guarantor each agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to Trustee and the Collateral Agent, including, without limitation, the risk of the Trustee and the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

8.             Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.             The Trustee and Collateral Agent. In carrying out the Trustee’s and the Collateral Agent’s responsibilities hereunder, each of the Trustee and the Collateral Agent shall have all of the rights, protections, indemnities and immunities which it possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Company and the Guarantors only, and neither the Trustee nor the Collateral Agent assume any responsibility for their correctness. Neither the Trustee nor the Collateral Agent shall be responsible for and neither makes any representation as to (i) the validity or sufficiency of this Fourth Supplemental Indenture or of the Notes, (ii) the proper authorization hereof by the Company and the Guarantors by action or otherwise, (iii) the due execution hereof by the Company and the Guarantors or (iv) the consequences of any amendment herein provided for.

10.           Enforceability. The Company and the Subsidiary Guarantor each hereby represents and warrants to the Trustee and the Collateral Agent that this Fourth Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture. For the avoidance of doubt, the Subsidiary Guarantor agrees that the Guarantee shall remain in full force and effect, including with respect to the Additional Notes.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

VERTICAL AEROSPACE LTD.
as Company

By:	/s/ Stuart Simpson
	Name:	Stuart Simpson
	Title:	Chief Executive Officer

[Signature Page to Fourth Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee and Collateral Agent

By:	/s/ Quinton M. DePompolo
	Name:	Quinton M. DePompolo
	Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]

For and on behalf of
VERTICAL AEROSPACE GROUP LTD
as Guarantor

By:	/s/ Stuart Simpson
	Name:	Stuart Simpson
	Title:	Chief Executive Officer

[Signature Page to Fourth Supplemental Indenture]